UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

WAVEDANCER, INC
(Exact name of registrant as specified in its charter)

Delaware	000-22405	54-1167364
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12015 Lee Jackson Memorial Highway
Suite 210
Fairfax, VA 22033
(Address of principal executive offices, including zip code)

703-383-3000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WAVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Stock and Warrant Purchase Agreement for the acquisition of Knowmadics, Inc.

On March 18, 2022, WaveDancer, Inc. (the “Company”) entered into a Stock and Warrant Purchase Agreement (the “Agreement”) by and among, in addition to the Company and others, Knowmadics, Inc. (‘Knowmadics”), and the holders of Knowmadics outstanding shares of common stock and warrants exercisable for shares of Knowmadics common stock (“Sellers”). The purchase of the securities under the Agreement is contingent upon the Company raising the necessary funds to complete the purchase and obtaining stockholder approval for the issuance of the shares and warrants being issued to the Sellers and to investors in any financing. The Company intends to conduct a private placement to raise the necessary funds.

The purchase price for the Knowmadics shares, warrants and options is $90,000,000 subject to adjustments as set forth in the Agreement (the "Purchase Price"). The Purchase Price comprises $56,538,980 of cash, $27,670,111 of Company common stock at a value of $6.50 per share, or 4,256,940 shares in the aggregate, and options to purchase Company common stock having an intrinsic value of $5,790,909 as determined by the price per Knowmadics shares payable under the Agreement and the exercise price for such Knowmadics options. Only 50% of Knowmadics outstanding stock options will be cashed out in the transaction. The Company will assume the remaining options by issuing Company options to such option holders maintaining in effect for them the same economics they possessed in their Knowmadics options immediately prior to the acquisition.

In addition, to the extent that any holder of Knowmadics shares or warrants among the Sellers receives Company shares which exceed in value 20% of the consideration being paid to such holder in the transaction, for every five Company shares issued to such holder comprising such excess, the Company will issue one warrant exercisable for a share of Company common stock having an exercise price of $7.10 per share. We anticipate issuing 410,236 warrants.

The Agreement contains customary representations, warranties, indemnities and covenants for a transaction in the nature of our proposed acquisition of Knowmadics.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Company’s shares are listed on the Nasdaq Capital Market. Under Rule 5635 of the Nasdaq Stock Market, a company’s shareholders must approve the shares being issued to undertake an acquisition if such shares equal or exceed 20% of the company’s outstanding shares of common stock. For this reason, we intend to call for a special meeting of our shareholders and shortly file a proxy statement in connection with such meeting to obtain shareholder approval. The proxy statement will contain additional information regarding Knowmadics. We will be conducting a private placement to raise the funds we need to complete the acquisition and to provide additional working capital.

Executive Employment Agreement with Timothy G. Hannon, Chief Financial Officer

On March 22, 2022, the Company entered into an Executive Employment Agreement with Timothy G. Hannon, who was named interim chief financial officer last year and was recently named as the permanent chief financial officer. A copy of Mr. Hannon’s employment agreement is attached hereto as Exhibit 10.2.

Item 9.01	Financial Statement and Exhibits

(d) See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit	Exhibit Description

10.1
Stock and Warrant Purchase Agreement dated as of March 18, 2022, by and among, in addition to the Company, the holders of the outstanding shares of common stock and warrants of Knowmadics, Inc., and Knowmadics, Inc. *

10.2	Executive Employment Agreement dated March 22, 2022 between the Company and Timothy G. Hannon

99.1	Press Release of WaveDancer, Inc. dated March 22, 2022

*	A list of omitted exhibits and schedules is attached to this agreement. The Company will provide a copy of any omitted schedule or exhibit to the Commission or its staff upon request.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaveDancer, Inc.
Date: March 24, 2022	By:	/s/ Timothy G. Hannon
Timothy G. Hannon
Chief Financial Officer